Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release February 5, 2008
Contact:	Investors: Sean McHugh (847) 442-8176, sean.mchugh@hewitt.com Media: Julie Macdonald (847) 442-6718, julie.macdonald@hewitt.com
Hewitt Associates Reports 2008 First Quarter Results

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2008 first quarter ended December 31, 2007.

•        Reported net revenues (revenues before reimbursements) increased 9% in the first quarter, to $793.8 million, from $726.6 million in the prior-year quarter. Consulting revenues increased 18%, Human Resources Business Process Outsourcing (HR BPO) revenues increased 11% and Benefits Outsourcing revenues increased 4%.

•        Operating income for the first quarter was $108.9 million, compared with $46.5 million in the prior-year quarter. The improvement reflects a $5 million pretax benefit due to the resolution of a previously announced HR BPO contract restructuring in the current quarter, as well as a $16 million pretax severance charge in the prior-year quarter. Adjusting for these items, operating income for the current quarter was $103.5 million, compared with $62.2 million in the prior-year quarter.[1]

•        Net income for the first quarter was $63.9 million, or $0.59 per diluted share, compared with net income of $30.1 million, or $0.27 per diluted share in the prior-year period.

•        As of February 1, under its $750 million share repurchase authorization, the Company had repurchased approximately 13.4 million of its outstanding common shares, for a total of approximately $454 million.

First Quarter Highlights

“The first quarter was a great start to our fiscal year,” said Russ Fradin, chairman and chief executive officer. “Our Consulting business continued to generate healthy top-line growth, and our Benefits Outsourcing business gained revenue momentum and achieved strong margin growth.”

“We were also pleased to see the loss from our HR BPO business narrowing. We continue to manage through some sensitive client situations but, overall, we continue to think this will be a year of solid progress in that business.”

[1]        In assessing operating performance, the Company also reviews its results once all unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of underlying operating income to GAAP for fiscal first quarters 2008 and 2007 is included in this press release.

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Operating Performance

Reported net revenues of $793.8 million in the first quarter included a $17 million benefit from net foreign currency translation, a $12 million benefit due to the resolution of a previously announced HR BPO contract restructuring, and a $4 million contribution from acquisitions. After adjusting for these items, and excluding third-party supplier revenues, net revenues increased 6%.

Reported operating income of $108.9 million in the first quarter included a $5 million pretax benefit due to the resolution of a previously announced HR BPO contract restructuring. The prior-year period included a $16 million pretax severance charge. Adjusting for these items, operating income grew 66%.

Business Segment Results

In the second quarter of fiscal 2007, the Company modified how certain costs are allocated, impacting the reported operating income of each segment, as well as reducing the overall level of unallocated shared service costs. Prior-year segment results have been presented on an adjusted basis to assist in comparability.

Benefits Outsourcing

Benefits Outsourcing reported segment revenues increased 4% in the first quarter, to $403.3 million, from
$387.4 million in the prior-year quarter. Adjusting for benefits related to the resolution of a previously announced HR BPO contract restructuring of $5 million, acquisitions of approximately $3 million and the favorable effects of foreign currency translation of $2 million, Benefits Outsourcing revenues increased 2%.
The revenue increase is principally due to increased project work as compared to the prior-year period.

Benefits Outsourcing reported segment income increased 52% in the first quarter, to $120.2 million, compared with $78.8 million in the prior-year quarter. Benefits Outsourcing segment margin was 29.8%, compared with
20.3% in the prior-year quarter. Segment income growth over the prior-year period was primarily due to an increase in higher margin project revenue and a decrease in compensation expense associated with lower severance and lower compensation costs.

First quarter fiscal 2008 segment operating income included a $2 million pretax benefit related to the resolution of a previously announced HR BPO contract restructuring. First quarter fiscal 2007 segment operating income included an $8 million pretax severance charge. Adjusting for these items, Benefits
Outsourcing segment income increased 36%.

As of December 31, 2007, the Company was live with approximately 18.8 million end-user benefits participants, compared with approximately 18.7 million as of December 31, 2006.

Human Resources Business Process Outsourcing

HR BPO reported segment revenues increased 11% in the first quarter, to $148.3 million, from $133.5 million in the prior-year quarter. Adjusting for benefits related to the resolution of a previously announced HR BPO contract restructuring of $8 million, the

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favorable effects of foreign currency translation of $4 million, and excluding third-party supplier revenues, HR BPO revenues increased 10%. The revenue growth is primarily related to an increase in clients who went live with contract services over the last twelve months and higher revenue from existing clients, including an increase in project work.

The HR BPO reported segment loss was $27.3 million in the first quarter, compared with a loss of $42.2 million in the prior-year quarter. The decrease in the loss was primarily due to an increase in revenue. Lower severance and compensation expenses were partially offset by higher SG&A, mostly due to charges related to client disputes and settlements.

First quarter fiscal 2008 segment operating loss included a $3 million pretax benefit related to the resolution of a previously announced HR BPO contract restructuring. First quarter fiscal 2007 segment operating loss results included a $4 million pretax severance charge. Adjusting for these items, the HR BPO segment loss was $30.3 million, compared with a loss of $38.2 million in the prior-year quarter.

As of December 31, 2007, the Company was live with approximately 962,000 client employees with HR BPO services, compared with approximately 764,000 as of December 31, 2006.

Consulting

Consulting reported segment revenues increased 18% in the first quarter, to $254.4 million, from $214.9 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $11 million, and the effects of acquisitions of approximately $1 million, Consulting revenues increased 13%. This growth principally resulted from increased demand in Europe and North America for Retirement and Financial Management services. Also contributing to the revenue growth was increased demand for Talent and Organizational Consulting services across all major geographies, as well as strong demand for Communication and Health Management services in North America.

Consulting reported segment income increased 17% in the first quarter, to $36.4 million, compared with $31.1 million in the prior-year quarter. Consulting segment margin was 14.3%, compared with 14.5% in the prior-year quarter. The segment income increase was primarily driven by revenue growth, offset by higher compensation expense related to increased wages and performance-based incentives.

Unallocated Shared Service Costs

Unallocated shared service costs were $20.4 million, or 2.6% of net revenues, in the first quarter, compared with $21.2 million, or 2.9% of net revenues, in the prior-year quarter. The decrease in expenses was primarily a result of lower severance, partially offset by increased professional services fees. Adjusting for $3 million in prior-year severance, unallocated shared service costs, as a percentage of net revenue, remained flat compared to the prior-year quarter.

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Cash Flow

Reported cash flow from operations decreased to $13.6 million in the first quarter, compared to $15.5 million in the prior-year quarter. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), was negative $9.8 million, compared with negative $5.8 million in the prior year. The decrease in free cash flow was driven primarily by higher performance-based compensation paid in the current period for fiscal 2007 performance, as compared to the prior-year payment for fiscal 2006 performance.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure, increased to $147 million in the first quarter, compared to $107 million in the prior-year quarter. After including adjustments for non-cash items such as goodwill and asset impairment, revenue and compensation deferrals, stock-based compensation, and deferred internal software development costs, and other non-cash items, adjusted EBITDA[2] increased to $157 million in the first quarter, compared to $100 million in the prior-year quarter. The adjusted EBITDA improvement was primarily due to increased operating profits, lower cash outflows due to more live HR BPO clients, and higher implementation revenues.

Share Repurchase

During the fiscal 2008 first quarter, the Company repurchased approximately 4.6 million of its outstanding common shares at an average price of $37.01 per share, for a total of approximately $170 million. Since January 1, 2008, the Company has repurchased an additional 2.8 million shares at an average price of $35.96 per share, for a total of approximately $100 million, bringing total activity under the $750 million authorization to $454 million.

Supplemental Information

On January 31, 2008, the Company closed on the previously announced sale of assets related to its Cyborg business, a licensed payroll and HR software services organization acquired in 2003. The Company anticipates recording a pretax gain of approximately $36 million during the fiscal second quarter ending March 31, 2008.

The divestiture is a part of the Company’s continued efforts to streamline its HR outsourcing service offerings and focus on managed, end-to-end payroll solutions. The Company will retain and continue to provide managed payroll services for its existing HR BPO clients and will license the formerly-owned software for those clients already on the platform, as well as for certain Hewitt internal operations. Cyborg’s operations are included in the Company’s HR BPO segment.

[2]        In assessing operating performance, the Company also reviews its results once all unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of adjusted EBITDA to GAAP for fiscal first quarters 2008 and 2007 is included in this press release.

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Business Outlook

The Company reaffirms its fiscal 2008 guidance previously issued on November 12, 2007.

“We are off to a strong start in the fiscal year but given that we have only completed one quarter, our full year guidance remains unchanged,” said John Park, chief financial officer. “It’s worth noting that we are maintaining our fiscal 2008 guidance despite absorbing what we expect will be about six cents per share in dilution from the divestiture of Cyborg over the balance of the year.”

In addition to reporting results in accordance with accounting principles generally accepted in the U.S., the Company assesses its performance once unusual items have been removed. As such, the guidance reflects the following expectations for fiscal 2008 on an underlying basis, excluding the impact of unusual items in both years:

•     Mid-single digit total Company net revenue growth;

•     Underlying operating income of approximately $300 million to $315 million; and

•     Underlying earnings per share of $1.70 to $1.80.

The Company’s guidance assumes continued execution of its share repurchase program. The guidance excludes anticipated real estate charges of approximately $35 million to $45 million and the expected one-time gain on the Cyborg sale in the second fiscal quarter.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2008 first quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s web site at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

For more than 65 years, Hewitt Associates (NYSE: HEW) has provided clients with best-in-class human resources consulting and outsourcing services. Hewitt consults with more than 3,000 large and mid-size companies around the globe to develop and implement HR business strategies covering retirement, financial and health management; compensation and total rewards; and performance, talent and change management. As a market leader in benefits administration, Hewitt delivers health care and retirement programs to millions of participants and retirees, on behalf of more than 300 organizations worldwide. In addition, more than 30 clients rely on Hewitt to provide a broader range of human resources business process outsourcing services to nearly a million client employees. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

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Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended December 31,
	2007	2006	% Change
Revenues:
Revenues before reimbursements (net revenues)	$793,843	$726,630	9.2%
Reimbursements	25,149	19,420	29.5%

Total revenues	818,992	746,050	9.8%

Operating expenses:
Compensation and related expenses	494,125	486,800	1.5%
Asset impairment	225	956	(76.5)%
Reimbursable expenses	25,149	19,420	29.5%
Other operating expenses	140,530	153,879	(8.7)%
Selling, general and administrative expenses	50,030	38,462	30.1%

Total operating expenses	710,059	699,517	1.5%

Operating income	108,933	46,533	134.1%

Other income, net
Interest expense	(3,744)	(5,376)	30.4%
Interest income	8,598	6,944	23.8%
Other (expense) income, net	(384)	827	(146.4)%

Total other income, net	4,470	2,395	86.6%

Income before income taxes	113,403	48,928	131.8%

Provision for income taxes	49,456	18,863	162.2%

Net income	$63,947	$30,065	112.7%

Earnings per share:
Basic	$0.61	$0.28
Diluted	$0.59	$0.27

Weighted average shares:
Basic	104,777,402	109,036,948
Diluted	109,494,279	110,616,767

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HEWITT ASSOCIATES, INC.

UNDERLYING OPERATING INCOME AND EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once all unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months ended December 31, 2007 and December 31, 2006, underlying operating income and earnings per share were:

Underlying Operating Income and Earnings Per Share	Three Months Ended December 31,
	2007	2006
Operating income, as Reported	$108,933	$46,533
Adjustments:
Severance	—	15,681
HR BPO contract restructuring (1)	(5,384)	—

Total Adjustments	(5,384)	15,681

Underlying operating income	103,549	62,214

Other income, net	4,470	2,396

Underlying other income, net	4,470	2,396

Underlying pretax income	108,019	64,610

Provision for income taxes (normalized at 40.2% for Q1 FY08 and 39% for Q1 FY07) (2)	43,424	25,198

Underlying net income	$64,595	$39,412

Underlying earnings per share:
Basic	$0.62	$0.36
Diluted (3)	$0.60	$0.36

Adjusted shares outstanding (4):
Basic	104,777,402	109,036,948
Diluted (5)	109,494,279	112,487,515

(1)	Recognized operating income contribution resulting from a HR BPO contract restructuring.
(2)	The Company used an effective tax rate of 40.2% and 39% for Q1 2008 and Q1 2007, respectively for its underlying net income calculation. The Company believes this yields a tax calculation closest to its expectations excluding significant unusual charges in each respective quarter. The effective tax rate applied to the underlying pretax income in the current year period is higher than that of the comparable prior-year period due to an increase in income from higher tax jurisdictions in the current period.
(3)	Per FAS 128, the diluted EPS calculation includes an addback of $963 of interest expense on the convertible debt securities.

(4)	Weighted average basic adjusted shares outstanding at Dec. 31, 2007	104,777,402
	Number of shares added to outstanding
	Stock options	1,993,873
	Restricted stock	852,256
	Convertible debentures	1,870,748

	Total adjusted diluted shares	109,494,279

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Weighted average basic adjusted shares outstanding at Dec. 31, 2006	109,036,948
Number of shares added to outstanding
Stock options	1,056,833
Restricted stock	522,986
Convertible debentures	1,870,748

Total adjusted diluted shares	112,487,515

Diluted shares outstanding reflect the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. Potentially dilutive common stock equivalents include unvested restricted stock and restricted stock units, unexercised stock options and warrants that are “in-the-money” and outstanding convertible debt securities which would have a dilutive effect if converted from debt to common stock.

(5)	Debt securities convertible into 1,870,748 shares of Class A common stock were outstanding in the periods ended December 31, 2007 and December 31, 2006. The convertible shares were included in the computation of underlying diluted earnings per share for that period because the effect of including the convertible debt securities would be dilutive.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(In thousands)

Business Segments	Three Months Ended December 31,
	2007	2006	% Change
Benefits Outsourcing(1)
Segment revenues before reimbursements	$403,338	$387,370	4.1%
Segment income	120,180	78,829	52.5%
Segment income as a percentage of segment revenues	29.8%	20.3%

HR BPO(1)
Segment revenues before reimbursements (2)	$148,271	$133,487	11.1%
Segment loss	(27,265)	(42,197)	35.4%
Segment loss as a percentage of segment revenues	(18.4)%	(31.6)%

Consulting (1)
Segment revenues before reimbursements	$254,374	$214,895	18.4%
Segment income	36,436	31,145	17.0%
Segment income as a percentage of segment revenues	14.3%	14.5%

Total Company
Segment revenues before reimbursements	$805,983	$735,752	9.5%
Intersegment revenues	(12,140)	(9,122)	33.1%

Revenues before reimbursements (net revenues)	793,843	726,630	9.2%
Reimbursements	25,149	19,420	29.5%

Total revenues	$818,992	$746,050	9.8%

Segment income	$129,351	$67,777	90.8%

Charges not recorded at the segment level:
Unallocated shared services costs (1)	20,418	21,244	3.9%

Operating income	$108,933	$46,533	134.1%

(1)	Prior year results have been reclassified to conform with the current year presentation. See www.hewitt.com for additional information.
(2)	HR BPO net revenues include $13,180 and $21,071 of third-party supplier revenues for the three months ended December 31, 2007 and 2006, respectively. The third-party supplier arrangements are generally marginally profitable. The related third-party supplier expenses are included in other operating expenses.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except for share and per share amounts)

	December 31, 2007	September 30, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$345,910	$378,743
Short-term investments	83,101	216,726
Client receivables and unbilled work in process, less allowances of $19,750 and $18,933 at December 31, 2007 and September 30, 2007, respectively	671,617	632,011
Prepaid expenses and other current assets	97,539	86,683
Funds held for clients	117,785	133,163
Deferred income taxes, net	35,780	32,533

Total current assets	1,351,732	1,479,859

Non-Current Assets:
Deferred contract costs	378,500	372,363
Property and equipment, net	360,582	355,907
Other intangible assets, net	189,428	196,133
Goodwill	314,711	319,314
Other non-current assets, net	43,669	31,962

Total non-current assets	1,286,890	1,275,679

Total Assets	$2,638,622	$2,755,538

LIABILITIES
Current Liabilities:
Accounts payable	$18,165	$21,304
Accrued expenses	197,549	212,097
Funds held for clients	117,785	133,163
Advanced billings to clients	204,780	170,131
Accrued compensation and benefits	265,087	353,265
Short-term debt	32,527	30,369
Current portion of long-term debt and capital lease obligations	24,407	24,222

Total current liabilities	860,300	944,551

Non-Current Liabilities:
Deferred contract revenues	285,718	271,359
Debt and capital lease obligations, less current portion	231,793	233,465
Other non-current liabilities	202,849	165,264
Deferred income taxes, net	122,651	102,887

Total non-current liabilities	843,011	772,975

Total Liabilities	$1,703,311	$1,717,526

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

(In thousands except for share and per share amounts)

	December 31, 2007	September 30, 2007
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 128,156,157 and 127,672,253 shares issued, 102,997,191 and 107,126,309 shares outstanding, as of December 31, 2007 and September 30, 2007, respectively	$1,282	$1,277
Additional paid-in capital	1,495,930	1,472,409
Cost of common stock in treasury, 25,158,966 and 20,545,944 shares of Class A common stock as of December 31, 2007 and September 30, 2007, respectively	(767,995)	(597,200)
Retained earnings	82,363	38,144
Accumulated other comprehensive income, net	123,731	123,382

Total stockholders’ equity	935,311	1,038,012

Total Liabilities and Stockholders’ Equity	$2,638,622	$2,755,538

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$63,947	$30,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	41,348	45,369
Asset impairment	225	956
Share-based compensation	9,336	9,738
Deferred income taxes	17,589	1,243

Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(35,216)	(28,840)
Prepaid expenses and other current assets	(8,756)	(1,178)
Deferred contract costs	(30,650)	(33,613)
Other assets	(14,248)	1,623
Accounts payable	(3,399)	(12,427)
Accrued compensation and benefits	(109,459)	(65,846)
Accrued expenses	(24,631)	7,452
Advanced billings to clients	34,649	53,956
Deferred contract revenues	35,088	15,685
Other long-term liabilities	37,744	(8,635)

Net cash provided by operating activities	13,567	15,548

Cash flows from investing activities:
Purchases of short-term investments	(345,775)	(36,500)
Proceeds from sales of short-term investments	479,400	52,002
Additions to property and equipment and intangible assets	(23,403)	(21,323)

Net cash provided by (used in) investing activities	110,222	(5,821)

Cash flows from financing activities:
Proceeds from the exercise of stock options	12,012	3,850
Excess tax benefits from the exercise of share-based awards	1,022	13
Short-term borrowings	13,523	29,712
Repayments of short-term borrowings, capital leases and long-term debt	(13,685)	(30,410)
Purchase of Class A common shares for treasury	(170,795)	(221)

Net cash provided by (used in) financing activities	(157,923)	2,944

Effect of exchange rate changes on cash and cash equivalents	1,301	3,675

Net increase in cash and cash equivalents	(32,833)	16,346

Cash and cash equivalents, beginning of period	378,743	138,928

Cash and cash equivalents, end of period	$345,910	$155,274

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HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(In thousands)

	Three Months Ended December 31,
	2007	2006
Reported Operating Income	$108,933	$46,533
Adjustments:
Severance	—	15,681
HR BPO Contract Restructuring	(5,384)	—

Total Adjustments	(5,384)	15,681

Adjusted Operating Income	103,549	62,214
Depreciation / Amortization (1)	43,164	45,094

Adjusted EBITDA Before Non-Cash Addbacks	146,713	107,308
Non-Cash Addbacks:
Adjustments to Asset Impairments / Loss Provisions	225	956
Net Deferrals (2)	6,660	(10,203)
Deferred Internal Software Development Costs	(4,339)	(3,718)
Stock-Based Compensation	9,336	9,738
Other	(1,729)	(4,248)

Total Non-Cash Addbacks	10,153	(7,475)

Adjusted EBITDA	$156,866	$99,833

(1)	The depreciation and amortization line from the Statement of Cash Flows has been increased in Q1 FY08 by $2,091 to reflect amounts already included in the adjustment category above for HR BPO contract restructuring. Also excluded in Q1 FY08 and Q1 FY07 is $275 accretion of discount on Exult convertible debt.
(2)	Net Deferrals (the net impact of the Company’s revenue and cost deferrals), as presented above and the “net” of Revenue and Cost Deferrals in the Statement of Cash Flows, varies by $2,222 and $7,725 for Q1 FY08 and Q1 FY07 respectively, primarily relating to Balance Sheet and P&L reclassifications.

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